Exhibit 4.2

FIRST AMENDMENT TO INVESTOR RIGHTS AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) is entered into and is effective as of December 21, 2009, by and among (i) Xenith Corporation, a Virginia corporation (“Xenith”), (ii) BCP Fund I Virginia Holdings, LLC, a Delaware limited liability company (“BCP Fund”), and (iii) those Holders listed on Exhibit A hereto (such Holders being referred to herein collectively as the “D&O Holders”).

WHEREAS, the parties to this Amendment, together with certain other individual Holders, have entered into an Investor Rights Agreement dated as of June 26, 2009 (the “Investor Rights Agreement”), pursuant to which all of the Holders have agreed to vote their shares of common stock with respect to the election of certain directors in the manner provided for in Article 2 of the Investor Rights Agreement.

WHEREAS, as of the date of this Amendment, (i) BCP Fund is the sole Institutional Investor, and (ii) the D&O Holders are those Persons who are currently directors or executive officers of Xenith Corporation and who will become directors or executive officers of Xenith Bankshares, Inc., at the effective time of the Merger;

WHEREAS, the Company, BCP Fund and the D&O Holders desire to amend the Investor Rights Agreement pursuant to Section 4.1 thereof in order to provide that the obligations of the Holders under Article 2 of the Investors Rights Agreement shall only apply to the Institutional Investors and the D&O Holders, and the remaining Holders shall be relieved of their obligations under Article 2; and

WHEREAS, capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them of the Investor Rights Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.	Amendment to Provisions Relating to Election of Directors.

Section 2 of the Investors Rights Agreement is hereby amended and restated in its entirety to provide as follows:

“2.	ELECTION OF DIRECTORS

2.1.	BankCap Designees

  The Company hereby agrees to take such actions as are necessary, and each Institutional Investor and D&O Holder agrees to vote its shares of Common Stock and take such other actions as are necessary, so as to elect, reelect, vote or replace as a Director of the Company, one (1) individual designated by BankCap for so long as BankCap is a registered bank holding company under the Bank

Holding Company Act of 1956, as amended, with respect to the Company. In addition to the Director designated pursuant to the immediately preceding sentence, for so long as BankCap, together with its affiliates, are the beneficial owners of shares of Common Stock representing not less than 25% of the outstanding voting capital stock of the Company, the Company hereby agrees to take such actions as are necessary, and each Institutional Investor and D&O Holder agrees to vote its shares of Common Stock and take such other actions as are necessary, so as to elect, reelect, vote or replace as a Director of the Company, one individual designated by BankCap. The Directors designated by BankCap pursuant to this Section 2.1 shall be referred to as the BankCap Directors.

2.2.	Removal and Substitution of Board Members

  The Company hereby agrees to take such actions as are necessary, and each Institutional Investor and D&O Holder agrees to vote its shares of Common Stock, and take such other actions as are necessary, for the removal of any BankCap Director upon the request of BankCap and for the election to the Board of Directors of a substitute designated by BankCap in accordance with Section 2.1 hereof.

2.3.	Vacancies on Board of Directors

  The Company hereby agrees to take such actions as are necessary, and each Institutional Investor and D&O Holder agrees to vote its shares of Common Stock and take such other actions as are necessary, in such manner as shall be necessary or appropriate to ensure that any vacancy on the Board of Directors of the Company caused by the resignation, removal or death of a BankCap Director shall be filled only in accordance with Section 2.1 hereof.

2.4.	Provisions Regarding Election of Directors not Applicable to Certain Holders

  For the avoidance of doubt, the provisions of this Article 2 shall not apply to any Holder other than Institutional Investors and the D&O Holders.

2.	Ratification.

Except as expressly amended hereby, all of the provisions of the Investor Rights Agreement are ratified and confirmed as in full force and effect.

3.	Execution in Counterparts.

To facilitate execution, this Amendment may be executed in as many counterparts as may be necessary or convenient, with all counterparts together constituting a single agreement.

[signatures appear on following pages]

WITNESS the following signatures.

XENITH CORPORATION

By:	/s/ T. Gaylon Layfield, III
Mr.	T. Gaylon Layfield, III
Chief Executive Officer and President

BCP FUND I VIRGINIA HOLDINGS, LLC

By:	BankCap Partners Fund I, L.P.
its Sole Member

By:	BankCap Partners GP, L.P.
its General Partner

By:	BankCap Equity Fund, LLC,
its General Partner

By:	/s/ Scott A. Reed
Scott A. Reed
its Managing Member

D&O HOLDERS:

/s/ Palmer M. Garson
Palmer M. Garson

/s/ Brian D. Jones
Brian D. Jones

/s/ T. Gaylon Layfield, III
T. Gaylon Layfield, III

[First Amendment Investor Rights Agreement]

/s/ Malcolm S. McDonald
Malcolm S. McDonald

/s/ Robert J. Merrick
Robert J. Merrick

/s/ Scott A. Reed
Scott A. Reed

/s/ Mark B. Sisisky
Mark B. Sisisky

/s/ Thomas W. Osgood
Thomas W. Osgood

/s/ Ronald E. Davis
Ronald E. Davis

/s/ Wellington W. Cottrell, III
Wellington W. Cottrell, III

/s/ W. Jefferson O’Flaherty
W. Jefferson O’Flaherty

[First Amendment Investor Rights Agreement]

EXHIBIT A

List of D&O Holders

Palmer P. Garson

Brian D. Jones

T. Gaylon Layfield, III

Malcolm S. McDonald

Robert J. Merrick

Scott A. Reed

Mark B. Sisisky

Thomas W. Osgood

Ronald E. Davis

Wellington W. Cottrell, III

W. Jefferson O’Flaherty